Exhibit 99.1

Alta Mesa Announces second quarter 2015

Financial Results and operational Update

Houston, Texas – August 13, 2015 – Alta Mesa Holdings, LP announced its financial results for the second quarter of 2015 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (888-347-8149).

Financial and operational highlights of note for the quarter include the following:

➢	Adjusted EBITDAX totaled $65.1 million

➢	Production totaled 1.7 MMBOE, or 19 MBOE per day

➢	Oil and liquids production totaled 1,228 MBOE

➢	Production mix moves to 71% liquids, up from 62% in Q2-2014

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) in the second quarter of 2015 was $65.1 million, compared to $71.7 million in the second quarter of 2014, which was above the previously provided guidance for Q2-2015 of $48 to $52 million. Adjusted EBITDAX for the second quarter of 2015 includes the unwinding of $14.7 million of oil and gas derivative contracts. The change in Adjusted EBITDAX between the two periods was due to lower realized prices, partially offset by increased production. Adjusted EBITDAX for the third quarter of 2015 is expected to range between $42 and $46 million.

Production

Production volumes for the second quarter of 2015 totaled 1.7 MMBOE, or an average of approximately 19,000 BOE per day, compared to 1.7 MMBOE or approximately 18,400 BOE per day in the second quarter of 2014. Production for the second quarter is within the previously provided guidance for Q2-2015 of 19,000 to 21,000 BOE per day. The Company’s total production mix was 71% oil and natural gas liquids (86% oil, 14% liquids) for the second quarter 2015, which is up from 62% for the same quarter of 2014. Production for the second quarter of 2015 in Sooner Trend averaged approximately 8,500 BOE per day, up approximately 85% compared to 4,600 BOE per day in the second quarter of 2014. Production for the third quarter of 2015 is expected to average between 20,500 to 22,500 BOE per day.

Revenue and Hedge Activity

Oil, natural gas and natural gas liquids revenues in the second quarter of 2015 totaled $71.5 million compared to $115.4 million in the second quarter of 2014. The variance between the two periods for revenues was primarily due to lower commodity prices, offset in part by slightly higher production and a higher proportion of oil and liquids production. Oil prices (including settlements of derivative contracts) in the second quarter of 2015 were $62.88 per barrel, compared to $97.90 per barrel in second quarter 2014. Natural gas prices (including settlements of derivative contracts) in the second quarter 2015 were $9.01 per MCF, compared to $4.98 per MCF in second quarter 2014. To help stabilize the Company's future revenue streams and maximize current year cash flow, Alta Mesa hedges natural gas and crude oil several years into the future. Currently, the Company has hedged approximately 90% of forecasted production from PDP through 2019 at weighted average annual floor prices ranging from $2.93 per MMbtu to $4.50 per MMbtu for natural gas and $62.50 per Bbl to $73.27 per Bbl for crude oil.

Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, in the second quarter of 2015 was $19.7 million, down 26% compared to $26.7 million in the second quarter of 2014. On a per unit of production basis, lease operating expense in the second quarter 2015 was $11.41 per BOE compared to $15.93 per BOE in the second quarter of 2014. The difference in total lease operating expense between the two periods is due in part to a decrease in natural gas marketing and gathering and saltwater disposal and a decrease in severance taxes due to lower revenue.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expense in the second quarter of 2015 was $38.2 million compared to $33.2 million in the second quarter of 2014. On a per unit of production basis, depreciation, depletion and amortization expense in the second quarter of 2015 was $22.16 per BOE compared to $19.82 per BOE in the second quarter of 2014.

General and Administrative Expense

General and administrative expense in the second quarter of 2015 was $12.0 million compared to $13.9 million in the second quarter of 2014. The decrease in the general and administrative expense between the periods was primarily the result of decreased litigation settlement expenses.

Net Loss

Net loss for the second quarter of 2015 was $39.5 million, compared to a net loss of $38.8 million for the second quarter of 2014. The difference in net loss between the two periods is primarily due to lower realized revenue as a result of lower commodity prices, partially offset by lower lease operating expenses, impairment expense and general and administrative expense.

Operational Highlights

Sooner Trend, Oklahoma:

Alta Mesa's assets in the Sooner Trend in Oklahoma are large, contiguous acreage blocks located in large mature oil fields with multiple productive zones at depths generally from between 4,000 feet and 8,000 feet. Activity in these fields is focused on horizontal drilling and multi-stage fracturing of the Meramec section of the Mississippian Lime, the Oswego Lime and the Hunton Lime, as well as the definition of similar exploitation opportunities in the Woodford Shale and other formations. During the first and second quarter of 2015, the Company utilized one to two rigs targeting the Meramec and other zones with horizontal drilling. In the second quarter of 2015, the Company completed four horizontal wells in the Meramec formation in Sooner Trend. The Company had 13 horizontal wells in progress as of the end of the second quarter of 2015 and is currently operating two horizontal drilling rigs targeting primarily the Meramec. Alta Mesa expects to continue operating at least two drilling rigs in Sooner Trend for the remainder of 2015. Alta Mesa will also participate in other horizontal wells as a non-operator, primarily targeting the Oswego Lime, Meramec and other zones. Average daily production for the second quarter of 2015 was approximately 8,500 BOE per day (78% oil and natural gas liquids), up 85% from the second quarter 2014 average daily production of 4,600 BOE per day (79% oil and natural gas liquids).

Weeks Island, Louisiana:

Alta Mesa’s assets in this area are comprised of the Weeks Island Field, located in Iberia Parish, the Cote Blanche Island Field in St. Mary Parish, and adjacent leasehold. The Cote Blanche Island field is a salt dome structure with production from the Miocene sands and has geology that is similar to Weeks Island. The Company plans on utilizing the same geologic interpretation methods and engineering development techniques in this field that are used at Weeks Island to increase reserves and production. The primary focus at Cote Blanche during the second quarter was on production facilities operations and returning some shut-in wells to production. During the second quarter of 2015, the Company completed two wells in the Weeks Island area. Average daily production from the Weeks Island Area in the second quarter of 2015 was approximately 4,900 BOE per day net to our interest, (83% oil). Production in the Weeks Island area has remained above 4,000 BOE per day, net to our interest, since November 2013.

Eagleville Field, South Texas:

Alta Mesa's Eagleville field is located primarily in Karnes County, Texas and produces primarily from the Eagle Ford Shale. This field is operated primarily by Murphy Oil which is currently running one drilling rig in the field. There were four wells completed in the second quarter of 2015 with 10 wells in progress as of the end of the quarter. Average daily production in the second quarter of 2015 was approximately 1,800 BOE per day net to our interest, compared to 2,100 BOE per day in the second quarter of 2014. The decrease in production reflects the decrease in our working interest due to the sale of a portion of our Eagleville reserves during the first quarter of 2014 and declining net profits interest in producing wells.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Thursday, August 13, 2015. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time. A webcast of the call and any related materials will be available on Alta Mesa’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID #10070656.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa’s: business strategy; reserves quantities and the present value of our reserves; financial strategy, liquidity and capital required for our development program; future realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risk, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Prices for oil or gas began a severe decline in the second half of 2014 and remain depressed as of the date of this press release. Sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of our reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net

Alta Mesa Holdings, LP and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$60,212	$92,586	$109,644	$172,328
Natural gas	8,181	17,855	16,422	36,540
Natural gas liquids	3,141	4,924	5,817	9,866
Other revenues	221	225	414	288
Total operating revenues	71,755	115,590	132,297	219,022
Gain (loss) on sale of assets	25	(4,607)	159	68,551
Gain (loss) — oil and natural gas derivative contracts	(15,160)	(24,729)	11,599	(35,428)
Total operating revenues and other	56,620	86,254	144,055	252,145
OPERATING EXPENSES
Lease and plant operating expense	15,494	17,528	33,888	36,582
Production and ad valorem taxes	4,264	6,952	8,537	14,628
Workover expense	(67)	2,198	3,255	4,963
Exploration expense	5,833	18,757	30,341	28,236
Depreciation, depletion, and amortization expense	38,247	33,198	78,972	62,477
Impairment expense	4,311	18,300	77,361	19,202
Accretion expense	456	613	1,000	1,171
General and administrative expense	11,963	13,894	29,659	38,611
Total operating expenses	80,501	111,440	263,013	205,870
INCOME (LOSS) FROM OPERATIONS	(23,881)	(25,186)	(118,958)	46,275
OTHER INCOME (EXPENSE)
Interest expense	(15,306)	(13,632)	(29,615)	(27,920)
Interest income	254	6	429	9
Total other income (expense)	(15,052)	(13,626)	(29,186)	(27,911)
INCOME (LOSS) BEFORE STATE INCOME TAXES	(38,933)	(38,812)	(148,144)	18,364
(Provision) for state income taxes	(576)	—	(576)	(283)
NET INCOME (LOSS)	$(39,509)	$(38,812)	$(148,720)	$18,081

Alta Mesa Holdings, LP and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,529	$1,349
Short-term restricted cash	105	23,793
Accounts receivable, net of allowance of $1,292 and $1,449, respectively	37,139	43,581
Other receivables	5,787	8,238
Receivables due from affiliate	2,838	25,500
Prepaid expenses and other current assets	12,280	2,132
Derivative financial instruments	20,609	59,803
Total current assets	87,287	164,396
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	620,896	686,176
Other property and equipment, net	10,892	11,505
Total property and equipment, net	631,788	697,681
OTHER ASSETS
Long-term restricted cash	—	900
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	10,880	8,100
Notes receivable due from affiliate	8,847	8,500
Advances to operators	245	619
Deposits and other assets	1,134	1,124
Derivative financial instruments	19,672	27,271
Total other assets	49,778	55,514
TOTAL ASSETS	$768,853	$917,591
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$87,015	$117,560
Current portion, asset retirement obligations	710	1,136
Total current liabilities	87,725	118,696
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	62,504	61,736
Long-term debt	792,429	767,608
Notes payable to founder	25,139	24,540
Derivative financial instruments	64	—
Other long-term liabilities	14,968	6,457
Total long-term liabilities	895,104	860,341
TOTAL LIABILITIES	982,829	979,037
Commitments and Contingencies (Note 10)
PARTNERS' DEFICIT	(213,976)	(61,446)
TOTAL LIABILITIES AND PARTNERS' DEFICIT	$768,853	$917,591

Alta Mesa Holdings, LP and Subsidiaries

Consolidated Statement of Cash Flows

(unaudited)

	Six Months Ended
	June 30,
	2015	2014
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(148,720)	$18,081
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	78,972	62,477
Impairment expense	77,361	19,202
Accretion expense	1,000	1,171
Amortization of loan costs	1,513	1,433
Amortization of debt discount	255	255
Dry hole expense	18,994	20,120
Expired leases	517	359
(Gain) loss — oil and natural gas derivative contracts	(11,599)	35,428
Settlements of derivative contracts	58,456	(4,561)
Interest converted into debt	599	600
Interest on notes receivable	(347)	—
(Gain) on sale of assets	(159)	(68,551)
Changes in assets and liabilities:
Accounts receivable	6,442	(8,747)
Other receivables	2,450	1,519
Receivable due from affiliate	22,662	—
Prepaid expenses and other non-current assets	(9,784)	3,345
Settlement of asset retirement obligation	(1,275)	(1,617)
Accounts payable, accrued liabilities, and other long-term liabilities	10,598	8,153
NET CASH PROVIDED BY OPERATING ACTIVITIES	107,935	88,667
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(141,806)	(165,165)
Proceeds from sale of property	—	168,097
Investment in restricted cash related to property divestiture	24,588	—
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(117,218)	2,932
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	185,500	79,500
Repayments of long-term debt	(160,934)	(169,270)
Additions to deferred financing costs	(4,293)	—
Capital distributions	(3,810)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	16,463	(89,770)
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,180	1,829
CASH AND CASH EQUIVALENTS, beginning of period	1,349	6,537
CASH AND CASH EQUIVALENTS, end of period	$8,529	$8,366
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$26,435	$24,964
Cash paid (received) during the period for state taxes	$750	$(125)
Change in asset retirement obligations	$110	$2,838
Change in accruals or liabilities for capital expenditures	$(32,115)	$11,642

Prices

Below is a table of average prices received by the Company with and without the effect of settlements of derivative contracts.

Average Prices including settlements of derivative contracts	Q2-2015
Natural Gas (per Mcf)	$9.01
Oil (per Bbl)	62.88
Natural Gas Liquids (per Bbl)	17.95
Combined realized (per BOE)	55.78

Average Prices excluding settlements of derivative contracts	Q2-2015
Natural Gas (per Mcf)	$2.74
Oil (per Bbl)	57.19

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense and the non-cash portion of gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa’s financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net loss as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated:

	Three Months Ended
	June 30,
	2015	2014
Net loss	$(39,509)	$(38,812)
Adjustments to net loss:
Provision for income taxes	576	-
Interest expense	15,306	13,632
Exploration expense	5,833	18,757
Depreciation, depletion and amortization	38,247	33,198
Impairment expense	4,311	18,300
Accretion expense	456	613
(Gain)/Loss on sale of assets	(25)	4,607
(Gain)/Loss – oil & natural gas derivative contracts	15,160	24,729
Settlements of oil & natural gas derivative contracts	24,743	(3,278)
Adjusted EBITDAX	$65,098	$71,746